Ultra Petroleum Reaches Production Milestone, Delivers Increased Earnings and Cash Flow, and Achieves Outstanding Returns for 2010

HOUSTON, Feb. 18, 2011 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) today announced strong financial and operating results for both the fourth quarter and full-year 2010. Highlights for 2010 include:

(Logo:  http://photos.prnewswire.com/prnh/20020226/DATU029LOGO)

  Increased total production by 19 percent over 2009 to a record 213.6 Bcfe
  Generated operating cash flow(2) of $764.5 million, an increase of 20 percent from the prior year period
  Achieved earnings of $336.3 million, or $2.18 per diluted share - adjusted(3), an increase of 19 percent from a year ago
  Continued record of superior returns (adjusted); 31 percent net income margin(4), 70 percent cash flow margin(5), 39 percent return on equity, and 17 percent return on capital employed

Twelve Month Results

For the year-ended December 31, 2010, production of natural gas and crude oil reached a record high of 213.6 billion cubic feet equivalent (Bcfe) compared to production of 180.1 Bcfe for 2009, a 19 percent increase. This is the largest annual production level ever achieved by Ultra Petroleum. Total production for 2010 consists of 205.6 billion cubic feet (Bcf) of natural gas and 1.3 million barrels of condensate.

The company's realized price for natural gas during 2010, excluding realized gains and losses on commodity hedges, averaged $4.31 per thousand cubic feet (Mcf), as compared to $3.49 per Mcf for the same period a year ago, a 24 percent increase. Including realized gains and losses on commodity hedges, Ultra's average realized natural gas price was $4.88 per Mcf in 2010, remaining flat to 2009 pricing levels. The average realized condensate price in 2010 increased 40 percent to $69.69 per barrel (Bbl) in comparison to $49.80 per Bbl during 2009.

Operating cash flow(2) for the 12 months ended December 31, 2010 totaled $764.5 million, or $4.96 per diluted share, increasing 20 percent from $637.6 million for the same twelve month prior-year period. Adjusted net income(3) for 2010 also improved substantially to $336.3 million, or $2.18 per diluted share, a 19 percent increase. This compares to $282.2 million, or $1.86 per diluted share, for the year-ended December 31, 2009. These significant increases are largely attributable to higher year-over-year production volumes combined with the company's stable cost structure.

"2010 was a year where Ultra delivered double digit growth in reserves, production, cash flow, and earnings. We maintained strong margins and achieved superior corporate returns," commented Michael D. Watford, Chairman, President, and Chief Executive Officer.

Fourth Quarter Results

During the fourth quarter of 2010, the company's natural gas and crude oil production increased 20 percent to a record 57.3 Bcfe, as compared to production volumes of 47.6 Bcfe for the fourth quarter of 2009. Fourth quarter 2010 production was comprised of 55.2 Bcf of natural gas and 343.9 thousand barrels of condensate.

Including realized gains and losses on commodity hedges, Ultra Petroleum's average natural gas price realized during the fourth quarter of 2010 was $4.54 per Mcf, a slight decrease compared to $4.86 per Mcf in the fourth quarter of 2009. The company's natural gas price, excluding realized gains and losses on commodity derivatives, averaged $3.83 per Mcf during the fourth quarter of 2010. This compares to $4.20 per Mcf in the fourth quarter of 2009, a decrease of 9 percent. The realized condensate price in the fourth quarter of 2010 increased 14 percent to $75.45 per Bbl, as compared to $65.97 per Bbl for the same period in 2009.

The company recorded $198.7 million of operating cash flow(2) for the fourth quarter of 2010 in comparison to $172.2 million for the prior-year period, a 15 percent increase. Adjusted net income(3) was $76.6 million, or $0.50 per diluted share during the fourth quarter of 2010, compared to $78.5 million, or $0.51 per diluted share for the same period a year ago.

Wyoming - Operational Highlights

Ultra Petroleum's Pinedale developmental drilling program continues to reflect superior execution and consistent efficiency gains. For the fourth quarter 2010, Ultra participated in drilling to total depth (TD) 68 gross (40 net) Lance wells in comparison to 60 gross (30 net) wells drilled during 2009. For the twelve months ended December 31, 2010, Ultra and its partners drilled to TD 247 gross (134 net) Lance wells. This compares to 232 gross (108 net) wells drilled during 2009. The total number of days Ultra-operated rigs were employed in Pinedale during 2010 was 2,806, compared to 2,816 days during 2009. Ultra drilled 39 percent more wells in 2010 with essentially the same number of rig days.

Ultra's operations team continues to drive down the average drilling time in Pinedale.  For the fourth quarter, Ultra averaged 13 days per well spud to TD, compared to an average of 16 days in the fourth quarter of 2009, a 19 percent improvement over the prior-year period. Further emphasizing decreased drilling times, 98 percent of the wells drilled in the fourth quarter reached TD in 20 days or less, while 84 percent were drilled in less than 15 days. During the fourth quarter, Ultra established a new Pinedale record in drilling time by reaching 13,500 feet in 9.35 days. Ultra's sustained efficiencies led to further well-cost reductions. Ultra's completed well costs in Wyoming averaged $4.6 million for the fourth quarter of 2010, compared to $4.8 million for the fourth quarter 2009.

Improving Operational Efficiencies
	2007	2008	2009	Q4 2010	2010
Spud to TD (days)	35	24	20	13	14
Rig release to rig release (days)	48	32	24	16	17
% wells drilled < 20 days	2%	27%	73%	98%	95%
Well cost - pad ($MM)	$6.2	$5.5	$5.0	$4.6	$4.7

During the fourth quarter, Ultra and its partners brought on production 51 gross (30 net) wells, as compared to 47 gross (21 net) wells in the fourth quarter 2009. Ultra and its partners brought on production 247 gross (137 net) new Lance wells during the twelve months ended December 31, 2010, as compared to 228 gross (108 net) wells for the twelve month period ended December 31, 2009.

Ultra drilled 60 5-acre pilot wells in 2010.  The average initial production rates for the Ultra-operated 5-acre wells brought on-line averaged 7.0 million cubic feet (MMcf) per day.  On February 8, 2011, Ultra presented to the Wyoming Oil and Gas Conservation Commission (WOGCC) its 2010 5-acre pilot results along with a comprehensive and detailed analysis of incremental recovery associated with 5-acre development in Pinedale.  As a result of that technical review, the WOGCC approved Ultra's filing for 5-acre development on remaining Ultra-interest lands in Pinedale.  The immediate impact of this ruling provides for nearly an additional 1,500 5-acre locations and over 2.5 Tcfe of net reserves are eligible for booking to proved reserves.

Pennsylvania - Operational Highlights

Ultra Petroleum has amassed an extensive land position in the Pennsylvania Marcellus Shale. The company started 2010 with approximately 168,900 net acres in the Marcellus Shale. During the year, through a combination of land acquisitions and swaps, including the company's 78,000 net acre acquisition from a private company, Ultra Petroleum has added over 91,300 net acres, increasing its position to approximately 495,000 gross (260,200 net) acres. Ultra invested $453.2 million towards its incremental acreage additions throughout the year. The company's core position is concentrated around Potter, Tioga, Lycoming, Clinton and Centre counties in north central Pennsylvania.

During the fourth quarter 2010, Ultra and its partners drilled 37 gross (24 net) horizontal Marcellus wells, compared to 16 gross (11 net) wells during the fourth quarter 2009 across its acreage position in Pennsylvania. For the year, the company participated in drilling 116 gross (72 net) horizontal Marcellus wells, in comparison to 33 gross (20 net) horizontal Marcellus wells for 2009.

Ultra and its partners initiated production from 33 gross (21 net) new horizontal wells during the fourth quarter. For the year-ended December 31, 2010, Ultra and its partners initiated production from 77 gross (51 net) horizontal Marcellus wells. Early well-performance results continue to be encouraging. The initial production rate for wells brought on-line during 2010 averaged 6.4 MMcf per day. Ultra's peak production rate, 90 MMcf per day (net) also coincided with the company's exit production rate for the year.

"We have worked diligently in 2010 to complete the necessary steps towards establishing a second core area: assemble a contiguous acreage position, evaluate resource potential, and build necessary infrastructure. As we move through the next few years, we look forward to transitioning to a development-mode similar to where we are in Pinedale and be able to optimize efficiencies and costs," stated Watford.

Commodity Hedges

Ultra Petroleum opportunistically layered on additional 2011 natural gas hedges and initiated hedges for 2012 to underpin the strong economics of its investment portfolio. This price hedging strategy helps increase certainty in cash flow which is available to fund Ultra's anticipated capital investment requirements. The total volume of commodity hedges for 2011 is currently 167.5 Bcf at a weighted-average price of $5.63 per Mcf. Currently, the commodity hedges represent over 70 percent of the company's 2011 forecast natural gas production. In addition, the company has 98.8 Bcf hedged for 2012 at a weighted-average price of $5.35 per Mcf.

"Our hedge position for 2011 and 2012 provides certainty to our cash flows and economics. These hedged volumes along with our 73 Bcf of annual firm transportation on Rockies Express create diversified markets for financial success. Excluding condensate production, our 2011 hedge position represents over 70 percent of our produced natural gas volumes forecast for 2011," added Watford.

Ultra Petroleum has the following positions in place to mitigate its natural gas commodity price exposure:

	Q1 2011		Q2 2011		Q3 2011		Q4 2011		YTD 2011
	Total	Average	Total	Average	Total	Average	Total	Average	Total	Average
	Volume	Price	Volume	Price	Volume	Price	Volume	Price	Volume	Price
	(Bcf)	($/Mcf)	(Bcf)	($/Mcf)	(Bcf)	($/Mcf)	(Bcf)	($/Mcf)	(Bcf)	($/Mcf)

NW Rockies	15.3	$5.41	15.5	$5.41	15.6	$5.41	15.6	$5.41	62.1	$5.41
Northeast	17.6	$6.19	17.8	$6.19	17.9	$6.19	17.9	$6.19	71.2	$6.19
NYMEX	-	-	14.6	$4.87	14.7	$4.87	5.0	$4.87	34.2	$4.87
Total	32.9	$5.83	47.8	$5.53	48.3	$5.53	38.5	$5.70	167.5	$5.63

	Q1 2012		Q2 2012		Q3 2012		Q4 2012		YTD 2012
	Total	Average	Total	Average	Total	Average	Total	Average	Total	Average
	Volume	Price	Volume	Price	Volume	Price	Volume	Price	Volume	Price
	(Bcf)	($/Mcf)	(Bcf)	($/Mcf)	(Bcf)	($/Mcf)	(Bcf)	($/Mcf)	(Bcf)	($/Mcf)

NYMEX	24.6	$5.35	24.6	$5.35	24.8	$5.35	24.8	$5.35	98.8	$5.35
Amounts may not total due to rounding

Natural Gas Marketing Update

The table below provides a historical, current, and future perspective on average basis differentials for Wyoming gas (NW Rockies) and premium markets in the Northeast (Dominion South). 2010 was a pivotal year since it is the first full-year of service for the Rockies Express Pipeline (REX). REX, the first interstate pipeline to deliver natural gas from the Rocky Mountains to the Northeast, is designed to transport 1.8 Bcf per day of natural gas from Opal, Wyoming to Clarington, Ohio. Presently, there continues to be growing take-away capacity out of the Rockies. The excess take-away capacity continues to increase as new pipelines come into service, with the most recent being the 477 MMcf per day Bison pipeline and expected in the second half of 2011, the 1.5 Bcf per day Ruby pipeline.

The basis differential is expressed as a percentage of Henry Hub.

Basis Differential as a Percentage (%) of Henry Hub
	NW Rockies	Dominion South
Historical Average Basis Differential (2006 - 2009)	71	105
Historical Average Basis Differential (2010)	90	104
Historical Average Basis Differential (Jan - Feb 2011)	93	106
Current Average Basis Differential (Balance 2011)	91	103
Future Average Basis Differential (2012 - 2013)	92	102

"Our strategic commitment to the REX pipeline project, as an anchor shipper, has helped permanently alter the North American natural gas marketplace, virtually wiping out the historical discounts that have differentially plagued Rockies gas producers in the past. The REX pipeline has allowed us to dramatically diversify our customer portfolio, and affords us substantial flexibility in securing markets for our growing natural gas production. With the completion of REX, we now have unprecedented levels of optionality in the marketing of our Wyoming natural gas production. The future basis differentials shown in the table above reflect this trend," stated Watford.

The basis tightening along with a strong hedge position have aided the company's realizations.

2010 Natural Gas Price Realizations
	Q4 2010	Q4 2009	2010	2009
NYMEX ($/Mmbtu)	3.80	4.16	4.39	3.99
Ultra's realized gas price* ($/Mcf)	4.54	4.86	4.88	4.88
Ultra's % of NYMEX realized	119%	117%	111%	122%
* realized prices include the impact of financial hedging

Financial Strength

Ultra maintains a strong, flexible balance sheet. As of December 31, 2010, 100 percent of the company's outstanding debt was composed of long-term, fixed-rate debt with an average remaining term of approximately 9.3 years and a weighted-average coupon rate of 5.6 percent. With Ultra's bank facility of $500.0 million undrawn and $70.9 million of cash on the balance sheet at year-end 2010, the company's liquidity position is well positioned to financially weather current economic conditions. Ultra is focused on maintaining capital discipline and financial flexibility by targeting a debt to EBITDA ratio of less than 2.0 times. The company exited the year with a 1.9 times debt to EBITDA ratio.

New Executive Appointments

Ultra Petroleum's Board of Directors is promoting both William R. Picquet and Marshall D. Smith to Senior Vice Presidents. Mr. Picquet in his new role as Senior Vice President, Operations, continues to oversee all facets of the company's operations in Wyoming and Pennsylvania, as well as the New Ventures team. Mr. Smith continues to lead the finance and accounting teams, as well as marketing, investor relations, and information technology groups within Ultra as Senior Vice President, Chief Financial Officer.

Ultra's Board of Directors has also promoted C. Brad Johnson to the executive leadership team of the company as Vice President, Reservoir Engineering and Development. In his new role, Mr. Johnson will lead Ultra's reservoir engineering group and provide valuable insights and perspectives to the strategic goals and objectives of the corporation. Mr. Johnson has over 15 years of experience that includes operations, engineering, acquisitions, project management and corporate planning. Mr. Johnson obtained his Bachelor of Science degree in Petroleum Engineering from Texas A&M University and his Master of Science degree in Petroleum Engineering from the University of Texas. Prior to joining Ultra, Mr. Johnson served in various leadership capacities with increasing responsibilities at Anadarko Petroleum Corporation.

Conference Call Webcast Scheduled for February 18, 2011

Ultra Petroleum's fourth quarter and full year 2010 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Standard Time (10:00 a.m. Central Standard Time) Friday, February 18, 2011. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra Petroleum's website through May 13, 2011.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statement of Operations (unaudited)
All amounts expressed in US$000's
	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2010	2009	2010	2009
Volumes
Natural gas (Mcf)	205,612,546	172,189,447	55,202,630	45,656,098
Oil liquids (Bbls)	1,334,413	1,320,072	343,931	329,344
Mcfe - Total	213,619,024	180,109,879	57,266,216	47,632,162

Revenues
Natural gas sales	$886,396	$601,023	$211,551	$191,577
Oil sales	92,990	65,739	25,949	21,727
Total operating revenues	979,386	666,762	237,500	213,304

Expenses
Lease operating expenses	45,938	40,679	13,229	10,551
Production taxes	95,914	66,970	21,830	21,660
Gathering fees	50,126	45,155	13,057	11,402
Total lease operating costs	191,978	152,804	48,116	43,613

Transportation charges	64,965	58,011	16,337	15,187
Depletion and depreciation	241,796	201,826	74,002	49,824
Write-down of proved oil and gas properties	-	1,037,000	-	-
General and administrative	11,407	8,871	2,064	1,141
Stock compensation	12,944	10,901	3,823	3,278
Total operating expenses	523,090	1,469,413	144,342	113,043

Other income (expense), net	260	(2,888)	75	37
Interest and debt expense, net	(49,032)	(37,167)	(14,495)	(10,229)
Litigation expense	(9,902)	-	-	-
Realized gain on commodity derivatives	116,827	239,366	39,259	30,185
Unrealized gain (loss) on commodity derivatives	208,625	(92,849)	(59,910)	26,030
Income (loss) before income taxes	723,074	(696,189)	58,087	146,284

Income tax provision - current	22,211	23,043	14,671	15,348
Income tax provision (benefit) - deferred	236,404	(268,179)	5,468	35,545

Net income (loss)	$464,459	$(451,053)	$37,948	$95,391

Impairment of proved oil and gas properties, net of tax	$-	$673,013	$-	$-
Litigation expense, net of tax	6,387	-	-	-
Unrealized (gain) loss on commodity derivatives, net of tax	(134,563)	60,259	38,642	(16,893)
Adjusted net income (3)	$336,283	$282,219	$76,590	$78,498

Operating cash flow (2)	$764,500	$637,557	$198,672	$172,221
(see non-GAAP reconciliation) (2)

Weighted average shares - basic	152,346	151,367	152,527	151,456
Weighted average shares - diluted (1)	154,253	151,367	154,254	154,433

Earnings per share
Net income - basic	$3.05	($2.98)	$0.25	$0.63
Net income - fully diluted	$3.01	($2.98)	$0.25	$0.62

Adjusted earnings per share
Adjusted net income - basic (3)	$2.21	$1.86	$0.50	$0.52
Adjusted net income - fully diluted (3)	$2.18	$1.86	$0.50	$0.51

Realized Prices
Natural gas (Mcf), including realized gain on commodity derivatives	$4.88	$4.88	$4.54	$4.86
Natural gas (Mcf), excluding realized gain on commodity derivatives	$4.31	$3.49	$3.83	$4.20
Oil liquids (Bbls)	$69.69	$49.80	$75.45	$65.97

Costs Per Mcfe
Lease operating expenses	$0.22	$0.23	$0.23	$0.22
Production taxes	$0.45	$0.37	$0.38	$0.45
Gathering fees	$0.23	$0.25	$0.23	$0.24
Transportation charges	$0.30	$0.32	$0.29	$0.32
Depletion and depreciation	$1.13	$1.12	$1.29	$1.05
General and administrative - total	$0.11	$0.11	$0.10	$0.09
Interest and debt expense, net	$0.23	$0.21	$0.25	$0.21
	$2.68	$2.61	$2.77	$2.59

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income (4)	31%	31%	28%	32%
Adjusted Operating Cash Flow Margin (5)	70%	70%	72%	71%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's
	As of
	December 31,	December 31,
	2010	2009
	(Unaudited)
Cash and cash equivalents	$70,834	$14,254
Long-term debt
Bank indebtedness	-	260,000
Senior notes	1,560,000	535,000
	$1,560,000	$795,000

Reconciliation of Operating Cash Flow and Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net cash provided by operating activities	$824,728	$592,641	$220,584	$170,305
Net changes in operating assets and liabilities and other non-cash items*	(60,228)	44,916	(21,912)	1,916
Net cash provided by operating activities before changes in operating assets and liabilities	$764,500	$637,557	$198,672	$172,221

(1) Fully diluted shares excludes 2.2 million potentially dilutive instruments that were anti-dilutive due to the net loss for the year to date period ended December 31, 2009.

We report our financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of our peers and of prior periods.

(2) Operating cash flow is defined as net cash provided by operating activities before changes in operating assets and liabilities. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

(3) Adjusted net income is defined as net income (loss) adjusted to exclude certain charges or amounts in order to provide users of this financial information with additional meaningful comparisons between current results and the results of prior periods. Management presents this measure because (i) it is consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) this measure is more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(4) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives. Management presents this measure because (i) it is consistent with the manner in which the company's performance is measured relative to the performance of its peers, and (ii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP

(5) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and Natural Gas Sales plus Realized Gain (Loss) on Commodity Derivatives. Management presents this measure because (i) it is consistent with the manner in which the company's performance is measured relative to the performance of its peers, and (ii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

*Other non-cash items include excess tax benefit from stock based compensation and other.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming - the Pinedale and Jonah Fields and is in the ongoing exploration and early development stage in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL".  The company had 152,567,813 shares outstanding on December 31, 2010.

This release can be found at http://www.ultrapetroleum.com

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in our filings with the SEC, particularly in the section entitled "Risk Factors" included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for oil and gas, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-K for the year ended December 31, 2010.

CONTACT:  Kelly L. Whitley, Director Investor Relations, +1-281-876-0120, Ext. 302, or Julie E. Danvers, Investor Relations Analyst, +1-281-876-0120, Ext. 304, both of Ultra Petroleum Corp., info@ultrapetroleum.com